                                                                    EXHIBIT 10.7

        THIS SHARE PURCHASE AGREEMENT dated the 11th day of April, 2001,

AMONG:

                AQUASOURCE INC., a Delaware corporation

                                                               OF THE FIRST PART

                                    - and -

                SPARKLING SPRING WATER HOLDINGS LIMITED, a body corporate, amalgamated under the laws of Nova Scotia

                                                              OF THE SECOND PART

         WHEREAS AquaSource Inc. is the registered and beneficial holder of all of the issued and outstanding shares in the capital of Pure Water Corporation, Polaris Water Company Inc. and Stellen Investments Ltd.;

         AND WHEREAS Sparkling Spring Water Holdings Limited desires to buy and AquaSource Inc. desires to sell all of the issued and outstanding shares in the capital of Pure Water Corporation, Polaris Water Company Inc. and Stellen Investments Ltd. for the purchase price and upon the terms and conditions hereinafter set forth;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments hereinafter set forth and provided for, the parties hereto covenant and agree as follows:

ARTICLE 1.        INTERPRETATION

         1.1      DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the respective meanings ascribed to them as follows:

         (a) "Accounts Receivable" means all trade accounts receivable of the Corporations (for greater certainty, trade accounts receivable shall not include accounts receivable from Affiliates) which are collected by the Corporations within 120 days following the Closing Date and which arose with respect to the period of time prior to the Closing Date;

         (b) "Affiliate" means, with respect to any individual, any corporation directly or indirectly controlled by that individual; and with respect to


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                  any corporation, any other corporation which directly or
                  indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned corporation or any corporation which is directly or indirectly controlled by a corporation which controls the first mentioned corporation. For the purpose of this definition "control" or "controlled" means, with respect to any corporation, the ownership of such of the voting shares of such corporation as are sufficient to elect a majority of the board of directors;

         (c) "Agreement" means this Share Purchase Agreement and any instrument amending this Agreement as referred to in paragraph
                  12.7 below; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to a particular article or paragraph; and the expression "Article" or "paragraph" followed by a number means and refers to the specified article or paragraph of this Agreement;

         (d) "Assumed Contract" means any contract of a Corporation listed in the Schedules to this Agreement that is not a Terminated Contract.

         (e) "Assumed Liabilities" means all of the Liabilities of the Corporations which are included in the Net Liquid Asset Statement;

         (f) "Business" means, in respect of the Corporations, the business currently and heretofore carried on by the Corporations in the States of Washington and Idaho, United States of America, and the Province of British Columbia, Canada, consisting of the producing, bottling, distribution and sale of water and other beverages and the sale and rental of water coolers;

         (g) "Business Day" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located at the Cities of Halifax, Vancouver or Seattle, Washington are not open for business during normal banking hours;

         (h) "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares and the other transactions hereunder more particularly described in Article 10;

         (i) "Closing Date" means the later of May 16, 2001 or 7 days after the waiver or satisfaction of the conditions precedent set out in paragraphs 9.1(j) and 9.2(e) hereof or such earlier or later date as mutually agreed upon, provided in no event shall the Closing be later than May 31, 2001;

         (j)      "Corporation" means any of:


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                  (i)      Pure Water Corporation, a Washington corporation;

                  (ii) Polaris Water Company Inc., a body corporate continued under the laws of the Yukon;

                  (iii) Canadian Polaris Water Company, Inc., a body corporate incorporated under the laws of British Columbia, a wholly-owned subsidiary of Polaris Water Company Inc.;

                  (iv) Cool Water - Water Ind. Ltd., a body corporate incorporated under the laws of British Columbia, a wholly-owned subsidiary of Polaris Water Company Inc.;

                  (v) Pallas Water Company Inc., a body corporate incorporated under the laws of British Columbia, a wholly-owned subsidiary of Polaris Water Company Inc.;

                  (vi) Ever Clear Water Company Ltd., a body corporate incorporated under the laws of British Columbia, a wholly-owned subsidiary of Polaris Water Company Inc.;

                  (vii) Stellen Investments Ltd., a company continued under the laws of the Yukon;

                  (viii) Whistler Water Inc., a company continued under the laws of the Yukon, a wholly-owned subsidiary of Stellen Investments Ltd.;

                  (ix) World Choice Bottling Corp., a company continued under the laws of the Yukon, a wholly-owned subsidiary of Stellen Investments Ltd.;

                  all of which are herein collectively referred to as the "Corporations";

         (k) "Customer" means a person who deals at arm's length with the Vendor and the Corporations who is a customer of one of the Corporations and whose residence or place of business, as the case may be, is on one of the regular delivery routes of the Corporations;

         (l) "Deferred Revenue" means all deferred revenue of the Corporations (whether or not included in the Financial Statements) including water cooler rental revenue, unearned water revenue, unearned coupons and unearned monthly rental billings, calculated as follows, with a liability recorded for the unearned portion:


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                  (i)      any "front loaded" rental payments received from
                           water coolers will be averaged and pro rated on an equal monthly basis over the term of the rental contract;

                  (ii) any unearned monthly rental billings will be pro rated as of the day of Closing;

                  (iii) any unearned coupon revenues will be adjusted based on the amount of coupons which are redeemed during the period commencing on the Closing Date and ending 120 days following the Closing Date;

                  (iv) cash or credit received for production or product not yet delivered;

         (m) "Draft Statement" has the meaning ascribed by paragraph 5.1 hereof;

         (n) "Environment" means all components of the earth and any elements thereof, including land, soil and subsoil, air, water, any layer of the atmosphere, any organic or inorganic matter and any living organism including humans;

         (o) "Environmental Laws" means all applicable laws, governmental orders, all contract obligations and all common law relating to the Environment, including those relating to pollution, health or safety of the Environment, as well as emissions, wastewater, discharges, releases or threatened releases of Hazardous Materials into the Environment or otherwise related to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of Hazardous Materials;

         (p) "Escrow Amount" has the meaning assigned to that term in paragraph 10.2.5;

         (q) "Escrow Agreement" means the Escrow Agreement attached hereto as Schedule 16;

         (r) "Financial Statements" means the unaudited internally prepared financial statements of the Corporations (which shall be unconsolidated except insofar as such statements shall be consolidated with respect to Polaris Water Company Inc., Canadian Polaris Water Company Inc., Cool Water - Water Ind. Ltd., Pallas Water Company Inc. Ever Clear Water Company Ltd., Stellen Investments Ltd., Whistler Water Inc. and World Choice Bottling Corp.) as at the Financial Year


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                  End consisting of the balance sheet of each of the
                  Corporations as at the Financial Year End and the accompanying statements of income, retained earnings and changes in cash flows for the twelve month period then ended, prepared in accordance with generally accepted accounting principles (except as noted in Schedule 1) and certified by the Chief Financial Officer of the Vendor, together with unaudited internally prepared financial statements of the Corporations dated as of the month ending not less than 20 days before the Closing occurs, copies of which are annexed hereto as Schedule 1;

         (s)      "Financial Year End" means December 31, 2000;

         (t) "Hazardous Materials" means any contaminants, pollutants, substances, chemicals, elements or hazardous wastes, which are regulated, restricted or designated as such under any applicable Environmental Laws, including such materials that are regulated as hazardous or toxic substances or materials, infectious wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), asbestos fibers, PCB's or solid wastes;

         (u) "Inventory" means all small pack product, raw materials and finished goods inventories of the Corporations which are saleable or resaleable in the Ordinary Course of the Business for the purpose for which they were intended and which were produced within 60 days of the Closing Date valued at the lower of Standard Floor Cost or current market value associated with such inventory, provided that for the purposes herein, water coolers, parts, crates, racks, 3 and 5-gallon bottles and other items of similar nature are all deemed to be fixed assets and are expressly excluded from this definition;

         (v) "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the United States Internal Revenue Service to that Code, or a successor law;

         (w) "ITA" means the Income Tax Act (Canada) as amended from time to time;

         (x) "Lease Payouts" means, with respect to any operating or capital leases of assets used in the Business (excluding the Real Property Leases), all payments required to give the Corporations at Closing legal and beneficial ownership of those assets free and clear of all encumbrances, and shall include all payouts, fees, penalties and other payments required for early payout provided that the Purchaser may elect, at its sole discretion, to retain certain leases and, in such case, there shall be included in this definition an amount equal to the net present value of the remaining future lease payments and residual payment of such lease


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                  using a discount rate of 10% provided that in no event shall such amount be greater than the actual lease payout of such lease;

         (y) "Leased Property" shall mean the real property leased by the Corporations;

         (z) "Liabilities of the Corporations" means all debts, liabilities and obligations of the Corporations existing at the Closing Date, of any kind whatsoever, including, without restriction, current liabilities of the Corporations, including accounts payable of the Corporations to all suppliers and customers, the current portion of long term debt, Deferred Revenue, accrued current liabilities, bottle deposits, accrued employee bonuses and wage accounts, vacation pay and sick leave, and current income tax payable and all Non-Current Liabilities, whether or not disclosed in the Financial Statements, all determined in accordance with generally accepted accounting principles, except those expressly modified herein;

         (aa)     "Liquid Assets" means the sum of the following assets of the
                  Corporations:

                  (i)      Cash;

                  (ii)     Accounts Receivable; and

                  (iii)    Inventory;

         (bb)     "Losses" has the meaning ascribed by paragraph 11.1 hereof;

         (cc)     "material" or "materially", for disclosure purposes only in
                  Article 6, means an event, fact, circumstance, term, right, permit, obligation, agreement or other matter that has financial consequences to the Corporations individually or in the aggregate of at least $50,000;

         (dd)     "Net Liquid Assets" means the difference between:

                  (i)      Liquid Assets; and

                  (ii)     Assumed Liabilities;

         (ee) "Net Liquid Assets Statement" has the meaning set out in paragraph 4.3;

         (ff) "Non-Current Liabilities" means all debts, liabilities and obligations of the Corporations existing at the Closing Date, of any kind whatsoever including, without restriction, bank debt, shareholders' loans, capitalized


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                  leases and Lease Payouts, whether or not disclosed in the
                  Financial Statements, excluding the current liabilities of the Corporations;

         (gg) "Ordinary Course of Business" when used in relation to the conduct by a Corporation of its Business, means:

                  (i) any activity of such corporation, consistent with the past practices of such corporation conducted in a commercially reasonable manner, having no unusual or special features;

                  (ii) such action is not required to be authorized by the Board of Directors of such corporation (or by any person or group of persons exercising similar authority); and

                  (iii) such action is of similar nature and magnitude to actions customarily taken, without any authorization by the Board of Directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of such corporation that are in the same line of business as the Corporations;

         (hh) "Person" means any individual, corporation, partnership, trustee or trust or unincorporated association or such person's heirs, executors, administrators or assigns, as the case may be; and pronouns have a similar extended meaning;

         (ii)     "Promissory Note" means the Promissory Note attached hereto as
                  Schedule 27, as described in paragraph 4.2(b);

         (jj) "Purchaser" means Sparkling Spring Water Holdings Limited, a body corporate, amalgamated under the laws of Nova Scotia;

         (kk) "Purchase Price" means the purchase price payable to the Vendor for the Purchased Shares provided for in Article 4;

         (ll) "Purchased Shares" means the following issued and outstanding shares, namely:

                  (i) 1,055 Class A common shares and 3,165 Class B common shares of Pure Water Corporation;

                  (ii)     1,520,048 common shares of Polaris Water Company
                           Inc.;

                  (iii)    1,520,057 common shares of Stellen Investments Ltd.

         (mm) "Purchaser's Solicitors" means Stewart McKelvey Stirling Scales, a law firm of Halifax, Nova Scotia;


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         (nn)     "Real Property" means the real property owned by the
                  Corporations and described in Schedule 5 attached hereto;

         (oo) "Section 116 Certificate" means a certificate issued by Canada Customs and Revenue Agency under Section 116(2) of the ITA;

         (pp) "Standard Floor Cost" means with respect to the valuation of Inventory, the actual cost of raw materials and the direct labour cost used in production of the Inventory;

         (qq) "Terminated Contract" means a contract of a Corporation listed in the Schedules that is designated in the Schedules as being a contract that will be terminated by the Corporation at or prior to Closing;

         (rr) "Subsidiary" shall have the meaning ascribed thereto in the Canada Business Corporations Act (Canada) as amended from time to time;

         (ss) "Time of Closing" means 10:30 o'clock in the forenoon (Seattle time) on the Closing Date or such other time on such date as the parties may agree as the time at which the Closing shall take place;

         (tt)     "Vendor" means AquaSource Inc., a Delaware corporation;

         (uu) "Vendor's Knowledge" means where reference is made to the Vendor's knowledge or awareness throughout this Agreement - the actual knowledge of the Vendor after having made due inquiry of the financial, production and marketing managers employed by each of the Corporations;

         (vv) "Vendor's Solicitors" means Stoel Rives LLP, a law firm with an office in Seattle, Washington;

         (ww) "Water Agreements" means agreements, licenses or permits issued in favour of each of the Corporations with respect to that Corporation's right to obtain water for its Business including, without restriction, the water supply agreements, licenses and permits attached in Schedule 19;

         (xx) "Water Cooler Rental Customer" means a Customer who has on rent on commercially reasonable terms, pursuant to a valid, enforceable contract, at least one cooler and has otherwise purchased and paid for water and made required rental payments within the 90 day period immediately prior to Closing;

         (yy) "Water Only Customer" means a Customer who has purchased and paid for water on commercially reasonable terms within the 90 day period prior to Closing.


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         1.2      GENDER AND NUMBER

         In this Agreement, words importing the singular include the plural and vice versa and words importing a specific gender include all genders.

         1.3      CURRENCY

         Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States dollars.

         1.4      ACCOUNTING PRINCIPLES

         Whenever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to:

         (a) the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, at the date in question, consistently applied, with respect to Corporations which are resident in Canada;

         (b) United States generally accepted accounting principles applicable as at the date in question, consistently applied, with respect to Pure Water Corporation; and

         (c) except with respect to historical financial information provided by the Corporations in the Schedules, as modified by the specific definitions and agreements set out herein including, without restriction, the definitions associated with the Net Liquid Assets Statement.

         1.5      HEADINGS/INTERPRETATION

         The division of this Agreement into Articles and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless stated otherwise in this Agreement, references in this Agreement to paragraphs, Schedules and Exhibits are references to paragraphs, Schedules and Exhibits attached to this Agreement. Each Schedule to this Agreement is, by this reference, incorporated in this Agreement. Unless otherwise expressly provided the word "including" does not limit the preceding words or terms.

ARTICLE 2.        SCHEDULES

         2.1      DESCRIPTION OF SCHEDULES

         The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:


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         Schedule 1  - Financial Statements
         Schedule 2  - Information Regarding the Corporations
         Schedule 3  - Description of Employment, Union, Pension and Other
                       Similar Agreements
         Schedule 4  - Names, salaries, etc. of Employees
         Schedule 5  - Real Property
         Schedule 6  - Conditional Sales Contracts and Other Encumbrances
         Schedule 7  - Insurance Policies
         Schedule 8  - Leases
         Schedule 9  - Other Material Contracts
         Schedule 10 - Non-Arm's Length Contracts
         Schedule 11 - Litigation
         Schedule 12 - Banking Information
         Schedule 13 - Trademarks, Patents, Owned Software and Licensed Software
         Schedule 14 - Dividends, Redemptions, etc.
         Schedule 15 - Assets of the Corporations
         Schedule 16 - Escrow Agreement
         Schedule 17 - Loans to Directors/Affiliates
         Schedule 18 - Preferred Customers
         Schedule 19 - Water Agreements
         Schedule 20 - Capital Expenditures
         Schedule 21 - Officers' Certificates
         Schedule 22 - Opinion of Vendor's Solicitors
         Schedule 23 - Opinion of Purchaser's Solicitors
         Schedule 24 - Environmental Matters
         Schedule 25 - Certain Disclosures
         Schedule 26 - Promissory Note

ARTICLE 3.        AGREEMENTS FOR PURCHASE AND SALE

         3.1      AGREEMENTS OF PURCHASE AND SALE

         Subject to the terms and conditions hereof, including the requirement that the boards of directors of the Vendor and the Purchaser approve this transaction, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase the Purchased Shares.

ARTICLE 4.        PURCHASE PRICE

         4.1      AMOUNT OF PURCHASE PRICE

         The aggregate Purchase Price payable by the Purchaser to the Vendor for the Purchased Shares and the Vendor's non-competition covenant provided in
Article 13 shall be the sum of Twenty Three Million Dollars ($23,000,000) (the "Purchase


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Price"), the Purchase Price to be subject to adjustment according to this Article 4 and Article 5. The Purchase Price shall be allocated as follows:

         (a) Fifteen Million Four Hundred Ten Thousand Dollars ($15,410,000) to Pure Water Corporation, of which Three Million, Eighty Two Thousand Dollars ($3,082,000) is allocated to the non-competition covenant provided in Article 13;

         (b) Seven Million Five Hundred Ninety Thousand Dollars ($7,590,000) to Polaris Water Company Inc. and Stellen Investments Ltd. of which One Million Five Hundred Eighteen Thousand Dollars ($1,518,000) is allocated to the noncompetition covenant provided in Article 13.

         4.2 The Purchase Price payable by the Purchaser to the Vendor for the Purchased Shares shall be payable at the Time of Closing as follows:

         (a) deposit by the Purchaser of the Escrow Amount with the Escrow Agent (as defined in the Escrow Agreement) to be held and distributed in accordance with the terms of the Escrow Agreement;

         (b) delivery by the Purchaser to the Vendor at the Closing of the Promissory Note in the amount of Three Million Dollars ($3,000,000), or such lesser or greater amount as shall result from the adjustment to the Purchase Price prior to the Time of Closing as provided in Article 5; and

         (c) the balance, as adjusted by Article 5 if applicable, by wire transfer of immediately available funds to such account or accounts as the Vendor shall have notified the Purchaser not less than three days prior to the Closing Date.

         4.3 Within one hundred and thirty (130) days following the Closing Date, the Purchaser shall submit to the Vendor a Net Liquid Assets statement of the Corporations as of the close of business on the Closing Date (the "Net Liquid Assets Statement") which shall be prepared by the Purchaser and certified by its Chief Financial Officer, and which shall present fairly the Net Liquid Assets of the Corporations as of the close of business on the Closing Date taking into account the transactions contemplated at Closing pursuant to this Agreement. The Net Liquid Assets Statement shall be prepared in accordance with generally accepted accounting principles. Within twenty (20) days after receipt of the Net Liquid Assets Statement the Vendor shall advise the Purchaser in writing that the Vendor either (i) agrees with the Net Liquid Assets Statement or (ii) does not agree with the Net Liquid Assets Statement, in which event the Vendor shall set forth in reasonable detail the basis for such disagreement. The Vendor shall have access to the books and records of the Corporations for the purposes of assisting in its review of the Net Liquid Assets Statement. In the event of a disagreement, the Purchaser and the Vendor agree to use

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their respective best efforts to resolve any disagreements with respect to the
Net Liquid Assets Statement; provided, however, that if the Purchaser and the Vendor fail to reach agreement on the Net Liquid Assets Statement within twenty
(20) days after the date such dispute arose, then such disagreement with the disputed items shall be resolved by a single arbitrator who shall be an audit partner of PricewaterhouseCoopers LLP. Such arbitrator shall be selected by the parties acting reasonably and in good faith from the Vancouver office of PricewaterhouseCoopers LLP. The place of the arbitration shall be Vancouver, British Columbia. The single arbitrator shall make his determination within two
(2) weeks of his engagement. The fees and expenses relating to the arbitration shall be borne, in full, by the losing party. For greater certainty, the party whose position respecting the Net Liquid Assets of the Corporations as of the close of business on the Closing Date differs by the greatest amount from the ruling of the single arbitrator shall be deemed to be the loser. The decision of the single arbitrator shall be final and binding upon the Purchaser and the Vendor.

         4.4 The Vendor and the Purchaser hereby agree that if the Net Liquid Assets of the Corporations as of the close of business on the Closing Date, as reflected in the Net Liquid Assets Statement or in the decision of the single arbitrator pursuant to paragraph 4.3, as the case may be, is more than $1,800,000, the Purchase Price payable by the Purchaser to the Vendor for the Purchased Shares as adjusted by the Draft Statement shall be increased on a dollar for dollar basis by an amount (the "Increase Amount") equal to the difference between the Net Liquid Assets of the Corporations as reflected in the Net Liquid Assets Statement and $1,800,000. If the Net Liquid Assets of the Corporations as of the close of business on the Closing Date, as reflected in the Net Liquid Assets Statement or in the decision of the single arbitrator pursuant to paragraph 4.3, as the case may be, is less than $1,500,000, the Purchase Price payable by the Vendor for the Purchased Shares as adjusted by the Draft Statement shall be decreased on a dollar for dollar by an amount (the "Decrease Amount") equal to the difference between $1,500,000 and the Net Liquid Assets of the Corporations as reflected in the Net Liquid Assets Statement. The parties agree that any Increase Amount or any Decrease Amount shall adjust the Purchase Price as allocated in paragraphs 4.1(a) and 4.1(b) to reflect the Net Liquid Assets Statement.

         4.5 Upon the Vendor and the Purchaser mutually agreeing to the Net Liquid Assets Statement or upon receipt of the determination of the single arbitrator in accordance with paragraph 4.3, as the case may be:

         (a) the Purchaser agrees to pay to the Vendor the Increase Amount with interest within ten (10) days; or

         (b) the Vendor agrees to pay to the Purchaser the Decrease Amount with interest within ten (10) days;

         For greater certainty, the Vendor and Purchaser acknowledge that:

         (c) the interest on the Increase Amount or the Decrease Amount, as the case may be, shall accrue at the rate of 7.5% per annum from the Closing Date until paid in full to the extent the Purchase Price has not at the time of Closing been adjusted as provided in Article 5;

         (d) any payments required above shall be net of any adjustments previously made pursuant to Article 5.

         4.6 With respect to any accounts receivable that do not form part of the Accounts Receivable because they are not collected within 120 days following Closing, unless the Purchaser otherwise agrees to purchase such accounts receivable and includes the value thereof in the determination of Net Liquid Assets, the Purchaser agrees promptly at the request of the Vendor to assign such uncollected Accounts Receivable to the Vendor for the sum of $1.

         4.7 The amount of the Purchase Price includes, and the Vendor shall be liable for and shall pay and remit, all federal, provincial, state and municipal sales taxes (including any retail sales taxes and transfer taxes) and all other taxes, duties, transfer stamp, conveyance or other like charges of any jurisdiction arising in connection with this Agreement and all other agreements or documents delivered at Closing including the Non-Competition Agreements.

         4.8 For the purposes of determining Net Liquid Assets, and for greater certainty, the parties agree as follows:

         (a) all liabilities associated with the close down and return of the former Seattle plant to its landlord, shall have been paid or accrued for and included as Assumed Liabilities in the Net Liquid Assets Statement;

         (b) all liabilities related to the current employees who are terminated by the Vendor prior to the Closing or who otherwise cease employment with the Corporations prior to or within 90 days following the Closing, except to the extent such liabilities arise from unlawful actions taken by the Purchaser following the Closing or except as provided in paragraph 4.10, and all liabilities related to consulting or employment agreements with any former employees or owners of the Corporations shall be included as Assumed Liabilities in the Net Liquid Assets Statement;

         (c) any outstanding loans or advances at Closing from the Vendor or any of its Affiliates to any of the Corporations shall, to the extent not contributed to the capital of the Corporations prior to the Closing Date, be included as Assumed Liabilities in the Net Liquid Assets Statement;

         (d) for the purpose of converting any Canadian assets and liabilities to U.S. dollars, the parties agree that the Canadian - United States dollar exchange rate to be used shall be the rate existing at the last day of the month prior to the month in which the Closing occurs as published in the Wall Street Journal; and

         (e) any predetermined severance arrangement with employees, including the six month severance with Phil Brooks, who are not terminated within 90 days of Closing and who have otherwise not signed a new employment contract with the Purchaser shall be included as Assumed Liabilities in the Net Liquid Assets Statement.

         4.9      EMPLOYEE COVENANTS

         Effective as of the Closing Date, the Purchaser shall continue the employment of such number of current employees of Pure Water Corporation (the "Employees") on an "at-will" basis and at their then present rate of pay (with such exceptions as the Purchaser shall identify to the Vendor not later than 7 days prior to the Closing Date) so as to not violate the WARN Act (as defined in paragraph 4.10), including Employees (subject to such exceptions) who are absent from work due to disability or illness or who are on approved leave of absence or layoff status.

         4.10     WARN AGREEMENTS

         The Vendor shall indemnify the Purchaser against any and all liability, damage or expense which the Purchaser suffers due to any plant closing or mass layoff by the Vendor within the meaning of the Worker Adjustment Retraining Notification Act, 29 U.S.C. ss.ss. 2101, et seq. ("WARN Act"), within the 90-day period prior to the Closing Date. The Purchaser shall indemnify the Vendor against any and all liability, damage or expense which the Vendor suffers due to any plant closing or mass layoff by the Purchaser within the meaning of the WARN Act, within the 90-day period after the Closing Date.

ARTICLE 5.        ESTIMATE OF NET LIQUID ASSETS STATEMENT

         5.1      ESTIMATE

         The parties agree that at Closing, the Purchase Price shall be adjusted by the estimated Net Liquid Assets as disclosed in a draft Net Liquid Assets Statement (the "Draft Statement") certified by the Chief Financial Officer of the Vendor which is based on the month end internal financial statements of the Corporations for the month ending not less than 20 days before the Closing occurs. The Chief Financial Officer of the Purchaser shall be consulted with and have reasonable input into the finalization of the Draft Statement prior to Closing.

         5.2      ADJUSTMENT

         To the extent there is deemed to be an Increase Amount or Decrease Amount, based on such Draft Statement, the parties agree that the Purchase Price shall be adjusted as at Closing by adjusting the principal amount of the Promissory Note for the amount of such Increase Amount or Decrease Amount, as the case may be, but in agreeing to such adjustment, neither party is prevented from disputing the determination of the Net Liquid Assets Statement in the manner provided in paragraph 4.3 hereof. For greater certainty, the parties agree that should the amount of the Decrease Amount, if any, exceed the principal amount of the Promissory Note, the balance of the Decrease Amount shall be deducted from the cash to be paid at Closing.

ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF THE VENDOR

         6.1      VENDOR'S REPRESENTATIONS AND WARRANTIES

         The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

                  6.1.1    INCORPORATION AND ORGANIZATION OF THE CORPORATIONS

         Each of the Corporations is a corporation duly incorporated or continued and subsisting under the laws of its jurisdiction of incorporation or continuance. No proceedings have been instituted or are pending for the dissolution or liquidation of any of the Corporations or threatening its existence. True and complete copies of the Articles of Incorporation or Continuance and Bylaws or Memorandum and Articles of the Corporations are attached hereto as Schedule 2. No further amendment to such Articles of Incorporation and Bylaws or Memorandum and Articles have been filed or authorized by the shareholders of the Corporations.

                  6.1.2    QUALIFICATION OF THE CORPORATIONS TO DO BUSINESS

         Each of the Corporations has the necessary corporate power, authority and capacity to own or lease its property and to carry on the Business as now being conducted by it and is qualified to carry on the Business and is in good standing under the laws of its jurisdiction of incorporation or continuance and those jurisdictions described in Schedule 2, being the only jurisdictions in which the failure to be so qualified could reasonably be expected to have a material adverse impact on the Corporations.

                  6.1.3    AUTHORIZED CAPITAL

         The authorized capital of each of the Corporations and the rights and restrictions respecting such shares are set out in the Articles of Incorporation and

Bylaws or Memorandum and Articles of the Corporations attached hereto as Schedule "2".

                  6.1.4    ISSUED SHARES

         Of the authorized capital of each of Pure Water Corporation, Polaris Water Company Inc. and Stellen Investments Ltd., the Purchased Shares (and no more) have been duly and validly allotted and issued as fully paid and non-assessable at Closing. All of the issued and outstanding shares in the capital stock of Pure Water Corporation, Polaris Water Company Inc. and Stellen Investments Ltd. are beneficially owned by and registered in the name of the Vendor free and clear of all liens and encumbrances of any kind. The following shares (the "Subsidiary Shares") (and no more) have been duly and validly allotted and issued as fully paid and non-assessable and are beneficially owned and registered in the following names, free and clear of all encumbrances:

         - 100 Class A voting shares of Canadian Polaris Water Company Inc. are owned by Polaris Water Company Inc.;

         - 1,000 Class A voting shares of Ever Clear Water Company Ltd. are owned by Polaris Water Company Inc.;

         - 100 common shares and 200 Class B preferred shares of Cool Water - Water Ind. Ltd. are owned by Polaris Water Company Inc.;

         - 100 Class A voting shares of Pallas Water Company Inc. are owned by Polaris Water Company Inc.;

         - 100 Class A voting shares of Whistler Water Inc. are owned by Stellen Investments Ltd.;

         - 100 Class A voting shares of World Choice Bottling Corp. are owned by Stellen Investments Ltd.;

The certificates evidencing the Purchased Shares and the Subsidiary Shares bear no restrictive legends other than those related to compliance with applicable securities laws.

                  6.1.5    DUE AUTHORIZATION AND TRANSFER OF SHARES

         As at Closing, all necessary corporate action on behalf of the Corporations has been or on or before the Closing will be taken to authorize the due and valid transfer of the Purchased Shares from the Vendor to the Purchaser.

                  6.1.6    NO OPTIONS

         Other than pursuant to this Agreement no person, firm or corporation has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, or any right capable of becoming an agreement or option for the purchase of any of the shares (including the Purchased Shares and the Subsidiary Shares) in the capital of the Corporations.

                  6.1.7    NO ISSUE OF SHARES OR CONVERTIBLE SECURITIES

         No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or issuance of any unissued shares of the Corporations or of any other securities of the Corporations.

                  6.1.8    FINANCIAL STATEMENTS

         Except as disclosed in Schedule 25 hereof, the Financial Statements have been prepared on a full accrual basis in accordance with generally accepted accounting principles applied on a basis consistent with those of previous years and present fairly in all material respects:

         (a) all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Corporations as at their respective dates; and

         (b) the sales, earnings and results of operations of the Corporations for the periods then ended.

         The Vendor acknowledges that the Purchaser has placed considerable reliance on the truth and accuracy of the Financial Statements in the calculation and negotiation of the Purchase Price of the Purchased Shares.

                  6.1.9    BUSINESS CARRIED ON IN ORDINARY COURSE

         The Business has been carried on in the Ordinary Course of Business since the Financial Year End and none of the Corporations has, since the Financial Year End, sold or otherwise disposed of any of its assets except in the Ordinary Course of Business other than as set out in Schedule 25 hereto. Since the Financial Year End there has been no change in the Business, operations, affairs or condition of any of the Corporations, financial or otherwise, arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, or act of God, except changes occurring in the Ordinary Course of Business and which, in the aggregate, have not materially adversely affected and will not materially adversely affect the Business, operations, affairs or condition of the Corporations.

                  6.1.10   ABSENCE OF UNUSUAL TRANSACTIONS

         Except as disclosed in Schedule 25 hereto, since the date of the Financial Year End, the Corporations have not:

         (a) transferred, assigned, sold or otherwise disposed of any of the assets shown in the balance sheets contained in the Financial Statements except in the Ordinary Course of Business;

         (b) suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the Ordinary Course of Business where such loss, rights, commitment or transaction is or would be material in relation to the Corporations, or the Business of either, as the case may be;

         (c) except as disclosed in Schedule 6 hereto, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets except in the Ordinary Course of Business; or

         (d) except as expressly disclosed herein, authorized or agreed or otherwise become committed to do any of the foregoing.

                  6.1.11   MINUTE BOOKS AND CORPORATE RECORDS

         The corporate records and minute books of each of the Corporations contain minutes of all meetings and copies of all resolutions passed by the directors and shareholders of the Corporations since their incorporation or continuance, which are complete and accurate in all material respects; all such resolutions were duly passed and the registers of members and transfers, registers of directors, of the Corporations are complete and accurate in all material respects. There is in existence neither a shareholders' agreement nor a unanimous shareholders' agreement governing the affairs of any of the Corporations, or the relationships, rights and duties of its shareholders.
Schedule 2 sets out the names of the current officers and directors and of each shareholder of record of the Corporations.

                  6.1.12   ACCURACY OF BOOKS AND RECORDS

         Except as disclosed in Schedule 25, the books and records, financial and otherwise, of each of the Corporations fairly and correctly set out and disclose in all material respects the financial position of the Corporations as at the date hereof and all material financial transactions of the Corporations have been accurately recorded in such books and records as are maintained in the Corporations' Head Office in Seattle, Washington with respect to Pure Water Corporation and at Vancouver, British

Columbia with respect to the other Corporations. Except as disclosed in Schedule 25, each of the Corporations makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the Corporations' financial statements and to maintain accountability for their assets; (iii) access to its assets is permitted only in accordance with management's authorization, and (iv) the book records of its assets is compared with its actual assets at reasonable intervals.

                  6.1.13   NO GUARANTEES, ETC.

         The Corporations are not party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person except as set out in Schedule 9.

                  6.1.14   NO DIVIDENDS, ETC.

         Since its latest Financial Year End, none of the Corporations has declared or paid or have been deemed under the ITA or IRC to have declared or paid any dividend or declared or made any other distribution on any of its outstanding securities except as set forth in Schedule 14 and has not redeemed, purchased or otherwise acquired any of its outstanding securities or agreed to do so except as set forth in Schedule 14.

                  6.1.15   PAYMENTS TO EMPLOYEES AND OTHERS

         No payments have been made or authorized since the latest Financial Year End by the Corporations to its officers, directors, shareholders or employees, or to its former officers, directors, shareholders or employees or to any Person not dealing at arms' length (as such term is construed under the ITA or IRC) with any of the foregoing, except in the Ordinary Course of Business and at the regular rates payable to them as salaries, pensions, bonuses, rents, management fees or other remuneration of any nature, as described on Schedule 4.

                  6.1.16   CAPITAL EXPENDITURES

         The capital expenditures of the Corporations and equipment maintenance programs have been carried out by the Corporations in the Ordinary Course of Business during the 120 day period prior to Closing except as described in
Schedule 20 hereof.

                  6.1.17   EMPLOYMENT MATTERS

         (a) None of the Corporations is party to any written or oral employment, service, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement except as set forth and described in

                  Schedule 3 hereto and none of such agreements contains any specific agreement as to notice of termination or severance pay in lieu thereof except as disclosed in the said Schedule
                  3. None of the Corporations is in arrears in the payment of any contribution or assessment required to be made to any such arrangement as is in effect, whether such payment be deferred, contingent or otherwise. None of the Corporations has employees who cannot be dismissed on three months notice or less (except for reasons that are not legally permissible) without further liability other than as set out in Schedule 4 hereto.

         (b) The Corporations have not made any agreements with any labour or trade union or employee association or made commitments to or conducted negotiations with any labour or trade union or employee association with respect to any future agreements. The Corporations are not required to recognize any union or employee association representing the employees or any agent having bargaining rights for the employees, and the Vendor after due enquiry of the officers of the Corporations is not aware of any current attempts to organize or establish any labour or trade union or employee association to represent any of the employees of the Corporations. There is no labour strike, dispute, slowdown or stoppage pending, or to the knowledge of the Vendor, threatened.

         (c) The names of each of the full and part-time employees of the Corporations, their years of service, age (unless prohibited by law), present salaries, commission plans and benefits and job descriptions are set out in Schedule 4 hereto.

         (d) The Corporations are not liable for any liabilities or damages to any employee or former employee resulting from the violation of any applicable employment law or employment agreement.

         (e) All levies, assessments and penalties made against the Corporations pursuant to the workers' compensation legislation in any jurisdiction in which the Business is conducted, have been paid by the Corporations; and

         (f) Except as included as Assumed Liabilities, the Corporations are not liable for or obligated to pay any severance pay or any other benefit by reason of the voluntary or involuntary termination of the employment of any present or former director, officer, employee, consultant, agent or manager prior to closing on the Closing Date.

                  6.1.18   VACATION PAY

         Except as disclosed on Schedule 25, all vacation pay, bonuses, commissions and other employee benefit payments payable to employees of the Corporations are reflected and have been accrued in the books of account of the Corporations.

                  6.1.19   EMPLOYEE BENEFIT PLANS

         Schedule 3 hereto identifies each retirement, pension, bonus, share purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is administered, maintained or otherwise contributed to, or required to be contributed to, by the Corporations for the benefit of employees or former employees of the Corporations (the "Employee Plans") and, other than in respect of employment insurance premiums and Canada Pension Plan contributions, a true and complete copy of each Employee Plan has been furnished to the Purchaser. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulation that are applicable to such Employee Plan. All Employee Plans that are retirement or pension plans are defined contribution plans and, for greater certainty, none of the Employee Plans that is a retirement or pension plan is a defined benefit plan. Except as described in Schedule 3 hereto:

         (a) all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

         (b) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any governmental agency or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

         (c) there are no pending investigations by any governmental or regulatory agency or authority involving or relating to an Employee Plan, and, to the knowledge of the Vendors, no threatened or pending claims (except for claims for benefits payable in the normal operation or the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the knowledge of the Vendor and the Corporations, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

         (d) no notice has been received by the Corporations of any complaints or other proceedings of any kind involving the Corporations or, to the Vendor's or the Corporations' knowledge, any of the employees of the Corporations before any pension board or committee relating to any Employee Plan or to the Corporations;

         (e) neither the Purchaser nor any of its affiliates (including the Corporations) will incur any increased liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement; and

         (f) the benefits enjoyed by the employees of the Corporations prior to Closing are not greater than those disclosed in the Employee Plans, and, except as disclosed in Schedule 25, the full cost of the Employee Plans is reflected in the Financial Statements.

                  6.1.20   BONDS, DEBENTURES, ETC.

         Except as set forth in Schedule 6, the Corporations do not have outstanding any bonds, debentures or mortgages, and the Corporations are not under any agreement or obligation to create or issue any bonds, debentures or mortgages.

                  6.1.21   LEASES

         The Corporations are not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee, except leases (the "Water Cooler Leases") granted by the Corporations, as lessor, to its customers for water coolers, and those leases set forth and described in Schedule 8, in which is specified the parties to each of the leases, their dates of commencement and expiry dates, any options to renew, the locations and descriptions of any leased lands and premises (if applicable) and the rental payable thereunder, each of which lease is in good standing and in full force and effect without amendment thereto. The Corporations, or, to the best of their knowledge, any other party thereto are not in breach of any of the material covenants, conditions or agreements contained in any such lease.

         With respect to the Water Agreements and the real property leases described in Schedule 8 ("Real Property Leases") in which the Corporations are the tenant, except as specifically disclosed in Schedule 8:

         (a) the Corporations are in possession of the premises demised to it under each of the Real Property Leases;

         (b) there have been no amendments, changes or modifications of any of the Real Property Leases or Water Agreements, other than as described in Schedule 8 or Schedule 19, respectively, and there are no agreements outside the Water Agreements or Real Property Leases between the Corporations and the landlords under the Real Property Leases with respect to such tenancies;

         (c) the Corporations are not in default under any of the Water Agreements or Real Property Leases;

         (d) to the knowledge of the Vendor and the Corporations, none of the landlords under the Real Property Leases is in default under the Real Property Leases;

         (e) the Corporations have not delivered any notice or complaint to any of the landlords under the Real Property Leases that the landlord is in default thereunder;

         (f) there are no existing disputes between any of the landlords under the Real Property Leases and the Corporations as tenant thereunder and the Corporations have no existing claim, defence, set-off or counterclaim against the landlords under the Real Property Leases or otherwise;

         (g) there are no unpaid or outstanding tenant inducements, tenant allowances and no lease takeovers in connection with any of the Real Property Leases and no future free rent or rent abatement periods under any of such Leases;

         (h) all rent, additional rent or royalties and other payments payable by the Corporations as tenant under the Real Property Leases has been paid to the end of the month prior to Closing subject to adjustment in accordance with the Real Property Leases;

         (i) no landlords must consent to the completion of the transactions contemplated by this Agreement with respect to the Real Property Leases, and there are no consents or approvals required in respect of the Water Agreements;

         (j) the facilities for water, power and utilities presently installed in or about the Leased Properties are adequate for the Business, such facilities are in good and useable condition, subject to normal wear and tear. Except as disclosed in Schedule 8, no orders, requests, demands or other communications have been received by the Vendor, or by anyone on behalf of the Vendor from any governmental authority, requiring any changes, modifications or alterations to the Leased Properties and the facilities thereon; and

         (k) there is full ingress and egress for pedestrians and vehicles to and from the Leased Properties and the public roads and highways abutting or adjacent to the each of the Leased Properties. Except as disclosed in Schedule 8, each of the Leased Properties is serviced by storm and sanitary sewers, water, hydro and telephone services, the Vendor not having experienced any material difficulties with such services for the past 2 years.

                  6.1.22   TITLE TO PROPERTY

         The Corporations are the owners of all of their property with good and marketable title thereto free and clear of any mortgage, lien, charge, security interest, adverse claim or other encumbrance whatsoever, except as set forth in
Schedule 6. Except as set forth in Schedule 6, the Corporations are not a party to any conditional sales contract, hire-purchase agreement, security agreement or other title retention agreement.

                  6.1.23   REAL PROPERTY

         With respect to the Real Property:

         (a) the Corporations have good and marketable title in fee simple to such Real Property free and clear of all encumbrances of any kind whatsoever, including rights of way, restrictive covenants and easements, other than those disclosed in
                  Schedule 5;

         (b) the buildings (the "Buildings") on the Real Property have been maintained and shall continue until the Closing to be maintained, in good condition and repair, subject to normal wear and tear, in the same manner as would a prudent owner;

         (c) the facilities for water, power and utilities presently installed in or about the Real Property are adequate for the Business, such facilities are in good and useable condition, subject to normal wear and tear. Except as disclosed in
                  Schedule 5, no orders, requests, demands or other communications have been received by the Vendor, or by anyone on behalf of the Vendor from any governmental authority, requiring any changes, modifications or alterations to the Real Property and the facilities thereon;

         (d) except as disclosed in Schedule 5, the Buildings are constructed and completed in accordance with all necessary building permits and approvals issued by the appropriate governmental authorities, no change has been made to the Buildings which are not in compliance with all building permits, building restrictions (including private deed restrictions, if any), laws, bylaws, requirements, regulations or ordinances of any governmental authority, and the Buildings are now and shall at the Closing Date be used and occupied in compliance with all building permits, building restrictions (including private deed restrictions, if any), laws, bylaws, requirements, regulations or ordinances of any governmental authority;

         (e) there is full ingress and egress for pedestrians and vehicles to and from the Real Property and the public roads and highways abutting or adjacent to the Real Property. Except as disclosed in Schedule 5, the Real Property is serviced by storm and sanitary sewers, water, hydro and telephone services, the Vendor not having experienced any material difficulties with such services for the past 2 years;

         (f) except as disclosed in Schedule 5, there is no outstanding work order or other requirement relating to the Real Property by any governmental, provincial or municipal authority, department or agency which shall not have been completed by the Closing Date;

         (g) the Vendor has not received notice of any threatened or pending condemnation or expropriation of any part of the Real Property; and

         (h) the Buildings forming part of the Real Property have never been insulated with a urea-formaldehyde foam type of insulation.

                  6.1.24   INSURANCE

         The Corporations or its Affiliates maintain fire (with extended risk and casualty coverage), general liability, product liability, use and occupancy and other forms of insurance covering the Corporations' property and assets and protecting the Business in amounts and against such losses and claims as are generally maintained by a prudent owner of a similar business. Schedule 7 lists all policies of such insurance currently maintained by each of the Corporations or its Affiliates on the Corporations' assets and the Corporations' personnel together with a brief description of each such policy, including the type of policy, name of insurer, policy number, coverage limits, expiration dates, annual premiums and any pending claims thereunder and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the assets of the Corporations. The Corporations are not in default with respect to any of the provisions contained in any such insurance policy nor have any of them failed to give any notice or present any claim under any such insurance policy in due and timely fashion. To the knowledge of the Vendor, there are no circumstances which would or might entitle the Corporations to make a claim under any of such insurance policies or which would or might be required under any of such policies to be notified to the insurers and no material claim under any such policy has been made by the Corporations since the latest Financial Year End. The Vendor has no knowledge of any circumstances or occurrences which might form the basis of a material increase in premiums for the current insurance coverage maintained by the Corporations.

                  6.1.25   MATERIAL CONTRACTS

         The Corporations do not have outstanding any material agreement, contract or commitment, written or oral, of any nature or kind whatsoever, except:

         (a)      service contracts on office equipment;

         (b) employment, service, union, labour, collective agreement, pension, deferred profit sharing and other similar agreements described in Schedule 3;

         (c)      bonds, debentures and mortgages described in Schedule 6;

         (d)      leases described in Schedule 8;

         (e)      insurance policies described in Schedule 7;

         (f) conditional sales contracts and title retention agreements described in Schedule 6;

         (g)      software licenses described in Schedule 13; and

         (h)      contracts and agreements described in Schedule 9;

and except as specifically noted on any of such schedules, no consents are required from the parties to such contracts, agreements, engagements or commitments to the change in control of the Corporations contemplated hereby or for any other reason. The Corporations have delivered or made available to the Purchaser a true and complete copy of each written material contract, which copies accurately reflect the understanding of the Corporations with respect to such contracts. The Corporations have delivered or made available to the Purchaser a fair and accurate written summary of each oral material contract. The execution of this Agreement and the consummation contemplated hereby shall not violate any provision of any such material contracts and shall not result in or create a right of termination, cancellation, or adverse modification of any such material contracts. Except as disclosed in Schedule 25, the Corporations have not delivered any products under any terms which provide for retrospective customer price renegotiation and the Corporations have no liability whatsoever to provide refunds of selling prices to any Customers with respect to any products sold or delivered by the Corporations prior to Closing.

                  6.1.26   OBLIGATIONS TO CUSTOMERS AND SUPPLIERS

         Except as described in Schedule 9 hereto, there are no outstanding warranties, repair contracts or other maintenance obligations with or to customers of the Corporations or to any other users of the products of the Corporations. The Corporations are not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers in the Ordinary Course of the Business. The standard term water cooler rental agreements used by the Corporations are attached as
Schedule 9.

                  6.1.27   NO DEFAULT UNDER AGREEMENTS

         Except as set out in Schedule 25 hereto, the Corporations are not in default under or in breach of any material contract, agreement (written or oral), indenture, loan agreements, security agreements or other instrument to which any of them are a party or by which any of them are bound and there exists no set of facts which, after notice or lapse of time or both, would constitute such a default or breach, and each of such contracts, agreements, indentures or other instruments is now in good standing and in full force and effect without amendment thereto and the Corporations are entitled to all rights and benefits thereunder.

                  6.1.28   NON-ARM'S LENGTH CONTRACTS

         Except as disclosed in Schedule 10 hereto, the Corporations are not a party to any material contract, agreement or arrangement with any officer, director or employee of the Corporations or any of their Affiliates or any Affiliate.

                  6.1.29   NO LOANS TO DIRECTORS, ETC.

         Except as disclosed in the Financial Statements and in Schedule 17 hereto, the Corporations do not have any loan or other indebtedness outstanding (other than the normal salaries, bonuses, fringe benefits and the obligation to reimburse for expenses incurred on behalf of the Corporations in the normal course of employment) which has been made or incurred to any director, officer, shareholder or employee, to any former director, officer, shareholder or employee of the Corporations or to any person with which it or any of the foregoing do not deal at arm's length within the meaning of the ITA or IRC). The aggregate amount of salaries, pension, bonuses, rents, management fees or other remuneration of any nature paid or payable by the Corporations to the Vendor or Affiliates (other than among the Corporations) during the calendar year ending 2000 amounted to not more than $10,000 and since that date and until the Closing Date, payments to them and each of them have been and will be at no greater rates.

                  6.1.30   LITIGATION

         There are no actions, suits, arbitration proceedings or other proceedings (whether or not purportedly on behalf of the Corporations) which have been commenced against the Corporations, pending or, to the Vendor's knowledge, threatened against or affecting the Corporations, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator except as described in Schedule 11 hereto, provided, however, the Vendor shall prosecute and defend such litigation as set out in Schedule 11 at its own cost and expense and shall indemnify the Purchaser against any liability from such litigation, and the Purchaser will cooperate at the expense of the Vendor with the Vendor in the conduct of such litigation. The Vendor is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success; and, except as disclosed in the said Schedule 11, there is not currently outstanding against any of the Corporations any judgment, decree, injunction, ruling, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator. Without in any way limiting the generality of the foregoing, and except as disclosed in
Schedule 11, no product liability claims have been asserted or made, or continue to be outstanding against any of the Corporations concerning the products manufactured, bottled, distributed or sold by the Corporations (the "Products") which is not fully covered by insurance. The Vendor agrees to bear all of the uninsured liability, costs and expense (including, without limitation, legal fees on a solicitor - client basis) for any such claim relating to Products bottled or canned prior to and including the Closing Date.

                  6.1.31   BANKING INFORMATION

         Schedule 12 is a true and complete list showing:

         (a) the name and location of each bank, trust company or similar institution in which the Corporations have an account or safety deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

         (b) the name of each Person holding a general or special power of attorney from the Corporations and a summary of the terms thereof.

                  6.1.32   TAX AND GOVERNMENT RETURNS

         Except as disclosed in Schedule 25, each of the Corporations has duly filed in a timely manner all tax returns required to be filed by it (including any and all tax elections selected by the Corporations in relation to such tax returns) and all information returns as to which the non-filing or late filing could result in interest or penalties, has made complete and accurate disclosure in such returns and has paid all taxes shown on such returns as being due and payable and has also paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and fines due and payable by the Corporations up to the date hereof. The Corporations have made adequate provision in the Financial Statements for the taxes which are payable during the current fiscal period for which tax returns are not yet required to be filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of income tax or the filing of any tax return by, or payment of any tax by, or levying of any governmental charge against, the Corporations. Except as set out on Schedule 11, there are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened or pending against the Corporations in respect of taxes or governmental charges or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority. The Corporations have withheld from each payment made by them the amount of all taxes and other deductions required to be withheld therefrom and have paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation. The Corporations have remitted to the proper taxing or other authority, all sales tax, goods and services tax and similar tax collected by them within the time prescribed under any applicable legislation or regulation. For greater certainty, the Vendor shall be responsible to prepare and file the year end income tax return arising from this transaction and agrees that all taxes arising therefrom and the cost of preparing such returns shall be included as Assumed Liabilities for the purpose of this Agreement. The Vendor agrees to indemnify the Purchaser and the Corporations from and against all liabilities, including taxes, penalties and interest, arising from the late filing of tax returns for any of the Corporations filed for the tax periods prior to the Closing Date and the year end income tax return arising from this transaction.

                  6.1.33   ACCOUNTS RECEIVABLE

         At Closing, the Accounts Receivable, net of reasonable allowance for doubtful accounts, recorded on the books of the Corporations arose in the Ordinary Course of the Business, are bona fide and good in all material respects without, to the Vendor's knowledge, any right of set-off or counterclaim by the Customer of the Corporations.

                  6.1.34   COMPLIANCE WITH APPLICABLE LAWS, ETC.

         The Corporations have conducted and are conducting the Business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on and are not in material breach of any such laws, rules or regulations, and is duly licensed, registered or qualified in each jurisdiction in which the Corporations own or lease their assets or carries on the Business, to enable the Business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have a material adverse effect on the operation of the Business.

                  6.1.35   ENVIRONMENTAL MATTERS

         (a) The Real Property, Leased Property and all property occupied or used (or formerly occupied or used) by the Corporations or the Business and their existing and prior uses (since commencement of ownership or occupancy by the Corporations of such property) comply and have at all times during the ownership or occupancy of such property by the Corporations complied with, and the Corporations are not in violation of, and have not violated, in connection with the ownership, use, maintenance or operation of its assets, including the Real Property and Leased Property, and the conduct of the Business, any applicable Environmental Laws, except as disclosed in
                  Schedule 24.

         (b) Without limiting the generality of paragraph 6.1.35(a) above, the Corporations have operated their Real Property and Leased Property used by them or in its Business and have at all times received, handled, used, stored, treated, shipped and disposed of all Hazardous Materials or toxic materials, substances, pollutants, contaminants or wastes in the conduct of its Business, in strict compliance with all applicable Environmental Laws.

         (c) The Corporations have not received from any governmental authority notice of any orders, directions or instructions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the assets of the Corporations or the conduct of the Business.

         (d) No Hazardous Materials or toxic materials, substances, pollutants, contaminants or wastes have been released by any of the Corporations into the environment, or deposited, discharged, stored, placed or disposed of at, on, near or under the Real Property or Leased Property, nor has any such property been used by the Corporations as a landfill or waste disposal site.

         (e) Except as set forth in Schedule 24, no notices of any violations, orders or instructions of any of the matters referred to in paragraphs 6.1.35(a) through (d) relating to the Business or the assets of the Corporations or their use have been received by the Corporations or are expected to be received.

         (f) There are no outstanding orders or charges against the Corporations under any applicable health and safety legislation in any territory in which the Business is conducted.

         (g) To the Vendor's knowledge, no part of the Corporations' assets, businesses, facilities or properties is located within an environmentally sensitive area, as determined by legislation in any territory in which the Business is conducted.

                  6.1.36   NO LIABILITIES, ETC.

         Except as disclosed in Schedule 25, at Closing, there will be no Liabilities of the Corporations of any kind whatsoever, contingent or otherwise, in respect of which the Corporations or the Purchaser may be liable on or after the completion of the transactions contemplated by this Agreement other than:

         (a)      Liabilities disclosed in the Financial Statements; or

         (b) Liabilities or obligations arising since the date of the most recent Financial Statements which were:

                  (i) in the Ordinary Course of Business and individually do not exceed $50,000;

                  (ii) are in types and amounts consistent with the Corporations' past practical experience; and

                  (iii)    are included in the Net Liquid Assets Statement;

         Except as disclosed in Schedule 10 and Schedule 25 with regard to accrued vacation and unearned revenue for dispenser rentals, all expenses associated with the Business are paid by the Corporations and properly reflected in the Financial Statements.

                  6.1.37 CONDITION AND SUFFICIENCY OF THE ASSETS OF THE CORPORATIONS

         All facilities, machinery and equipment owned or used by the Corporations in connection with the Business are set out in Schedule 15 hereto and all such assets are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted, except as set forth in Schedule 15 hereto. The assets of the Corporations at Closing are sufficient to carry on the Business in the same manner following Closing as was carried on by the Corporations prior to Closing and include, without restriction, all of the assets used in the Business including, but not limited to, Inventory, all fixed assets including water coolers, parts, 3 and 5-gallon bottles, land, buildings, leasehold improvements, signs, manufacturing equipment, bottle racks, pallets, crates, laboratory equipment, forklifts, water tanks, delivery and other vehicles, bottling equipment, computers, office furniture and other equipment, trademarks and business names, water rights, goodwill and all other tangible and intangible assets used in the Business.

                  6.1.38   INTELLECTUAL/INDUSTRIAL PROPERTY RIGHTS

         (a) Part A of Schedule 13 sets forth a complete description of all trademarks, trade names (including logos), service marks and brand names and all applications therefor; and Part B of
                  Schedule 13 sets forth a complete description of all patents (including divisions, reissues, renewals and extensions), copyrights, industrial designs and other intellectual and industrial property rights, including computer software, and all applications therefor; in each case whether or not registered, both domestic and foreign, used in whole or in part in or required for the proper carrying on of the Business (such schedules showing, for each, the registration or application number, country, filing and expiration dates (if any), and classes; and for any unregistered trade-marks, service marks or brand names not under application for registration, the products with respect to, and countries in which they are used). All of such trade-marks, trade names, service marks, copyrights, patents, industrial designs and other intellectual and industrial property rights are owned by or validly licensed to the Corporations, the Corporations have the sole and exclusive right to use the same, such are in good standing, all registrations and filings necessary to preserve the rights of the Corporations have been made and are in good standing, and no royalty payments, license fees or other charges are payable in respect thereof. For greater certainty, none of the Corporations has any right, title or interest to the name "AquaSource" and the Purchaser acknowledges that it shall not acquire any right, title or interest to the name "AquaSource" in connection with the transactions contemplated herein.

         (b)      To the best of the Vendor's knowledge:

                  (i) the conduct of the Business by the Corporations does not infringe upon the patents, industrial designs, trade-marks, trade names, brand names, service marks, logos or copyrights, whether or not registered and whether domestic or foreign, or the trade secrets, know-how or confidential or proprietary information of any other Person;

                  (ii) no person is licensed to use any trade-marks, trade names or copyright of the Corporations except as disclosed in Schedule 13 nor is any person infringing on the intellectual property of the Corporations.

         (c) The Corporations own, or have valid rights to use, such computer software as is necessary for the conduct of the Business as currently being conducted. All computer software owned by the Corporations and any licenses granted in respect thereof are set out on Part C of Schedule 13, and the computer software licensed for use by the Corporations and all fees payable in respect thereof are set out on Part D of Schedule
                  13. Except as set forth in Schedule 13, the completion of the transactions contemplated by this Agreement will not afford any of the parties to any such license (other than the Corporations) the right to terminate any such license nor will such transactions impose any more onerous obligations on the Corporations under such licenses than obtain at present;

         (d) None of the Corporations nor the Vendor has licensed or permitted any other person or entity to use or exploit any of the Corporations' intellectual property by any member of the public. Neither the Corporations nor the Vendor has licensed or permitted any other person or entity to use or exploit any of the Corporations' intellectual property nor have the Corporations or the Vendor, to their knowledge, suffered any such exploitation to exist. The Vendor does not know of any material defect in the intellectual property (such as the abandonment of a trademark) or a defect which could give rise to the cancellation of a trademark registration.

                  6.1.39   COMMITMENTS FOR PURCHASES OR SALES AT LOSSES

         To the Vendor's Knowledge, the Corporations do not have any commitments or agreements for sales of products or other assets at prices involving prospective losses that cannot be terminated on six (6) months notice or less.

                  6.1.40   SIGNIFICANT CUSTOMERS

         The Business of any of the Corporations is not dependent for more than five percent (5%) of its gross revenues on any single customer, except as disclosed in Schedule 18.

                  6.1.41   VALIDITY OF AGREEMENT

         (a) The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or articles of incorporation or continuance or bylaws of the Corporations or of any indenture or other agreement, written or oral, to which the Corporations or the Vendor may be a party;

         (b) The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over the Corporations or the Vendor or their respective properties or businesses; and

         (c) Except as specifically referred to in this Agreement, no licenses necessary to the carrying on of the Business require consents or approvals to the change in the shareholdings of the Corporations as a result of the entering into of this Agreement or the consummation of the transactions contemplated hereby.

                  6.1.42   PAID UP CAPITAL

         The paid up capital of the Purchased Shares for the purposes of the ITA or IRC as at December 31, 2000 will be certified by the chief financial officer of the Vendor in a certificate to be delivered to the Purchaser at the Closing.

                  6.1.43    DISCLOSURE

         The representations and warranties of the Corporations and the Vendor included in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to a prospective purchaser of the Purchased Shares. The Vendor represents that immediately prior to Closing, it shall make due inquiry of the production, financial and marketing personnel involved in the Business of the Corporations as well as due inquiry of the Corporations' professional advisors to ensure that such inquiries do not suggest any facts or lead to any information that make any of the representations and warranties contained herein untrue or misleading.

                  6.1.44   SUBSIDIARIES

         The Corporations have no subsidiaries, except as expressly disclosed herein. The Corporations are not party to any agreements of any nature to acquire any subsidiary or to acquire or lease any other business operation. The Corporations shall not prior to the Time of Closing acquire, or agree to acquire, any subsidiary or business without the prior written consent of the Purchaser.

                  6.1.45   WATER SOURCE

         The quality and purity of the water sources (the "Water Sources") used by the Corporations in connection with their Business including, without restriction, pursuant to the Water Agreements, is in accordance with all legislation by the applicable governmental authority, and comply with the regulations established by the

International Bottled Water Association. The volume of water produced from all Water Sources is sufficient to carry on the Business of the Corporations following Closing in a manner consistent with the Business as carried on prior to Closing. The Vendor does not have any information concerning, or knowledge of, any problem with respect to any of the Water Sources whatsoever except as disclosed in Schedule 25. Except as set forth in Schedules 6 and 9, the sale contemplated herein shall not result in termination of the Water Agreement or of any agreement with respect to any of the Water Sources nor is any consent required from a third party in respect thereof. The Corporations and any third parties from whom the Corporations obtain water have all necessary licenses to allow the Corporations to carry on their Business at Closing, except as disclosed in Schedule 25.

                  6.1.46   CONFIDENTIALITY

         The Corporations are not party to any written or oral non-competition or confidentiality agreement, whether or not legally binding, other than Confidentiality Agreements in favour of the Corporations, except as disclosed in
Schedule 25.

                  6.1.47   INCORPORATION OF VENDOR/OWNERSHIP OF PURCHASED SHARES

         The Vendor is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Vendor is the beneficial and legal owner of the Purchased Shares. The Purchased Shares are free of all liens, charges, security interests, adverse claims, pledges and other encumbrances whatsoever except as set out in Schedule 6. No person, firm or corporation (other than the Purchaser under this Agreement) has any agreement or option or any right capable of becoming an agreement or option for the purchase of any of the Purchased Shares.

                  6.1.48   ENFORCEABILITY OF OBLIGATIONS

         This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with the terms hereof, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

                  6.1.49   ABSENCE OF CONFLICTING AGREEMENTS

         The Vendor is not party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, order, judgment or decree which would be violated, contravened or breached by the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof or thereof.

                  6.1.50   COOLERS AND CUSTOMERS

         At Closing, the Corporations shall have no less than 38,500 Water Cooler Rental Customers and 5,000 Water Only Customers. For greater certainty, the definition of Water Cooler Rental Customers shall be determined by counting every cooler as a Customer for the purposes of this calculation, whereas the number of Water Only Customers shall be determined in reference to the number of delivery points regardless of the number of coolers at each delivery point which may be supplied with water.

                  6.1.51   ARRANGEMENT WITH PROFESSIONALS

         Any arrangements of the Corporations with attorneys, accountants or other professional advisors can be terminated by the Corporations at or after Closing without penalty or payment by the Corporations except with respect to unbilled services rendered prior to the date of such termination which fees shall not exceed $10,000 in the aggregate.

                  6.1.52   CUSTOMER RELATIONS

         Except as disclosed in Schedule 25, during the past 12 months, no Customer of the Corporations has terminated or communicated to the Corporations the intention or threat to terminate its relationship with the Corporations, or the intention to substantially reduce the quantity of products or services it purchases from the Corporations, because of dissatisfaction with the products or services sold by the Corporations, where such actions of such Customer would result in a reduction of $10,000 of revenue per annum to any of the Corporations.

                  6.1.53   COUPONS

         The number of free trials, discounted rentals and coupons (collectively the "Coupons") sold or distributed by the Corporations will as at the Closing have been in the Ordinary Course of Business for the 120 days prior to Closing and, for greater certainty, the Corporations will not have sold or distributed more than $50,000 worth of Coupons during such 120 day period.

                  6.1.54   EXPORT MARKET

         Except as disclosed in the distribution agreements listed in Schedule 9, the Corporations do not export, distribute or sell water or other products in territories outside the province of British Columbia and the States of Washington and Idaho.

ARTICLE 7.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         7.1 The Purchaser hereby represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

                  7.1.1    INCORPORATION, ORGANIZATION AND AUTHORITY OF
                           PURCHASER

         The Purchaser is a corporation duly amalgamated and subsisting under the laws of Nova Scotia, and has the necessary corporate power, authority and capacity to carry out its obligations hereunder.

                  7.1.2    DUE AUTHORIZATION OF AGREEMENT BY THE PURCHASER

         The execution and delivery of this Agreement and the consummation of the transactions herein contemplated have been duly authorized by all necessary corporate action on behalf of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable against it in accordance with the terms hereof, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

                  7.1.3    ABSENCE OF CONFLICTING AGREEMENTS

         The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, order, judgment or decree which would be violated, contravened or breached by the execution and delivery by it of this Agreement or the performance by it of any of the terms hereof or thereof.

                  7.1.4    LITIGATION

         There is no suit, action, litigation, arbitration proceeding, including appeals and applications for review, in progress, pending or threatened against or relating to the Purchaser or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator currently outstanding against the Purchaser which, in any such case, might adversely affect the ability of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby and the Purchaser is not aware of any existing ground on which any such action, suit or proceeding may be commenced with any reasonable likelihood of success.

ARTICLE 8.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         8.1      CERTIFICATE OF A PARTY

         All statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such party hereunder.

         8.2      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                  VENDOR

         All representations, warranties and covenants of the Vendor contained in this Agreement or contained in any agreement, certificate or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Purchaser with respect thereof, shall continue in full force and effect for the benefit of the Purchaser:

         (a) in respect of matters other than tax matters, environmental matters, product liability matters and matters relating to title to the Purchased Shares, for a period of two years from the Closing Date;

         (b) in respect of tax matters, unless resulting from any misrepresentation made or fraud committed in filing a return or supplying information for the purposes of the ITA or IRC, the Income Tax Act (British Columbia), or any other legislation imposing tax on the Corporations for the period commencing on the Closing Date and ending on the date on which the last applicable limitation period under applicable income tax or other tax laws expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to tax matters; and

         (c) in respect of environmental matters, for the period commencing on the Closing Date and ending on the day on which the last applicable limitation period under applicable laws expires; and

         (d) there shall be no limit on the representations and warranties relating to product liability and to title of the Vendor to the Purchased Shares or relating to any tax liability of the Corporations based on misrepresentations or fraud committed in filing a return or supplying information for purposes of any laws imposing tax on the Corporations;

and any claim in respect thereof (except a claim based on fraud) shall be made within such periods in accordance with the provisions set out herein and upon the expiry of such periods, the Vendor shall have no further liability to the Purchaser hereunder with respect to any such representations or warranties.

         8.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The representations and warranties of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Vendor shall continue in full force and effect for the benefit of the Vendor for a period of two years from the Closing Date and any claim in respect thereof shall be made within such period and upon the expiry of such period the Purchaser shall have no further liability to the Vendor with respect to any such representations or warranties; provided, however, that the Purchaser shall remain liable to the Vendor for all claims in respect of environmental matters and relating to product liability or employment matters (other than those matters which are included in the Net Liquid Assets Statement) for the period commencing on the Closing Date and ending on the day on which the last applicable limitation period under applicable law expires.

ARTICLE 9.        CONDITIONS PRECEDENT

         9.1 The Purchaser's obligations under this Agreement are conditional upon the performance of or compliance with the following conditions prior to or at Closing, each of which may be waived in writing by the Purchaser in whole or in part:

         (a) The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects as of the Closing except for such changes as may arise in the Ordinary Course of Business and the Vendor shall deliver an Officers' Certificate at Closing in the form attached as Schedule 21;

         (b) All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendor on or before the Closing Date have been complied with or performed by the Vendor in all material respects on or before the Closing Date;

         (c) The Purchaser and its representatives shall have reasonable access to the Corporations' accounting records, financial records, deeds and other title documents, and to the physical assets, and the Vendor shall furnish the Purchaser or its representatives with all information which the Purchaser may reasonably require with regard to the assets and operation of the Corporations;

         (d) From the date hereof to the Time of Closing, there shall have been no substantial loss to or destruction of the assets of the Corporations not fully covered by insurance;

         (e) No action or proceeding shall be pending or threatened by any person to restrain or prohibit:

                  (i) the transfer of the Purchased Shares to the Purchaser;

                  (ii) the Corporations from conducting their operations or carrying on the Business after Closing;

         (f) No legislation (whether by statute, by-law, regulation or otherwise) shall have been enacted or introduced which, in the opinion of the Purchaser, acting reasonably, materially adversely affects or could reasonably be expected to materially adversely affect the operation and Business of the Corporations;

         (g) The Purchaser shall have received all governmental approvals required to complete the transactions contemplated hereby;

         (h) All consents in respect of all Real Property Leases, including the Kent lease, and other Material Contracts in Schedule 9 will have been received which will permit the transactions contemplated herein to occur without penalty, additional payments or concessions;

         (i) The Vendor shall deliver to the Purchaser and the Purchaser's Solicitors at the Time of Closing a favourable opinion of the Vendor's Solicitors in a form substantially similar to that annexed as Schedule 22; and

         (j) The Board of Directors of the Purchaser has approved this transaction which approval shall have been deemed to have occurred unless notice to the contrary is given to the Vendor on or before May 8, 2001.

         9.2 The Vendor's obligations under this Agreement are conditional upon the performance of or compliance with the following conditions, each of which may be waived by the Vendor in whole or in part:

         (a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing and the Purchaser shall deliver an Officers' Certificate at Closing in the form attached as
                  Schedule 21;

         (b) All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Purchaser in all material respects on or before the Closing Date have been complied with or performed by the Purchaser on or before the Closing Date;

         (c) The Vendor shall at the time of Closing be released as a guarantor of the lease dated July 8, 1999, pursuant to which Pure Water Corporation occupies the premises located at 21608 85th Avenue South, Kent, Washington 98032; and

         (d) No action or proceeding shall be pending or threatened by any person to restrain or prohibit:

                  (i) the transfer of the Purchased Shares to the Purchaser; or

                  (ii) the Corporations from conducting their operations or carrying on the Business after Closing

         (e) The Board of Directors of the Vendor shall have approved this transaction provided that such approval shall be deemed to have been received unless notice to the contrary is given to the Purchaser on or before May 16, 2001.

                  9.2.1    WAIVER OF CONDITION AND CLAIM FOR DAMAGES

         Notwithstanding anything else contained in this Agreement:

         (a) if the performance of the covenants, agreements or representations and warranties to be carried out or performed by the Vendor do not depend upon the performance of a third party over which the Vendor does not have any reasonable control, the Purchaser may in addition to any other remedy it has, waive such covenant, agreement, representation or warranty as a condition precedent to the closing of the transaction contemplated by this Agreement and claim against the Vendor for any damages suffered by the Purchaser as a result of a failure by the Vendor to perform and satisfy such covenant, agreement, representation or warranty; and

         (b) if the performance of the covenants, agreements or representations and warranties to be carried out or performed by the Purchaser do not depend upon the performance of a third party over which the Purchaser does not have any reasonable control, the Vendor may in addition to any other remedy they have, waive such covenant, agreement, representation or warranty as a condition precedent to the closing of the transaction contemplated by this Agreement and claim against the Purchaser for any damages suffered by the Vendor as a result of a failure by the Purchaser to perform and satisfy such covenant, agreement, representation or warranty.

ARTICLE 10.       CLOSING ARRANGEMENTS

         10.1     TIME AND PLACE OF CLOSING

         The completion of the transactions contemplated by this Agreement shall take place at the Time of Closing on the Closing Date at the offices of the Vendor's Solicitors in Seattle, Washington, or at such other place as may be agreed upon between the parties hereto.

         10.2     CLOSING ARRANGEMENTS

         At the Time of Closing, upon fulfillment of all the conditions hereof which have not been waived in writing by the Purchaser or the Vendor respectively:

                  10.2.1   PURCHASE AND SALE OF PURCHASED SHARES

         The Vendor shall sell and the Purchaser shall purchase the Purchased Shares.

                  10.2.2   DELIVERY OF SHARE CERTIFICATES

         The Vendor (in accordance with respective obligations as herein set forth) shall deliver or cause to be delivered to the Purchaser certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by an instrument of stock transfer.

                  10.2.3   VENDOR'S COVENANTS

         The Vendor covenants that it shall deliver to the Purchaser at the Time of Closing, duly executed by properly authorized persons, as required, the following:

         (a) proof that Vendor has taken all corporate steps necessary or in the opinion of the Purchaser's Solicitors desirable, to authorize and effect the sale of the Purchased Shares;

         (b) the resignations of such of the officers and directors of the Corporations as the Purchaser may direct;

         (c) the releases of any claims by the Vendor and related parties against the Corporations in a form satisfactory to the Purchaser's Solicitors; and

         (d) a statutory declaration in the form set out in Schedule 21 hereto duly sworn by the Vendor.

                  10.2.4   PAYMENT OF PURCHASE PRICE

         On the fulfillment of the foregoing terms of this Article 10 and subject to all the other terms and conditions contained in this Agreement being complied with and contemporaneously with the transfer of the Purchased Shares into the name of the Purchaser and/or its nominees being duly and validly recorded on the books of the Corporations, the Purchaser shall pay and satisfy the Purchase Price by the payment of the amounts specified in Article 4 in the manner provided in paragraph 4.2.

                  10.2.5   TAX AMOUNTS WITHHELD

         The Vendor and Purchaser acknowledge and agree that it is impractical for the Vendor to obtain and deliver to the Purchaser on or before the Closing Date a certificate issued by Canada Customs and Revenue Agency under Section 116 of the ITA (the "Section 116 Certificate") with the Certificate limit equal to or greater than that portion of the Purchase Price allocated to Polaris and Stellen less the portion thereof allocated to the non-competition covenant set forth in Article 13. As a consequence, the Vendor and Purchaser agree that the Purchaser shall withhold from the Purchase Price payable to the Vendor the amount required to be withheld under the ITA with regard to the Purchase Price, as adjusted, allocated in paragraph 4.1(b) to Polaris Water Company, Inc. and Stellen Investments Ltd. (such amount being the "Escrow Amount") and shall deposit the Escrow Amount with the Escrow Agent to be held and distributed in accordance with the Escrow Agreement. The Vendor shall use its commercially reasonable efforts to obtain a Section 116 Certificate as soon as possible after the Closing Date. Upon delivery of the Section 116 Certificate to the Purchaser, satisfactory in form and substance to the Purchaser acting reasonably, the Purchaser shall immediately notify the Escrow Agent of the Purchaser's satisfaction of the form and substance of such Certificate and deliver a certified copy of such Certificate to the Escrow Agent, following which the Escrow Agent shall forthwith pay the Escrow Amount to the Vendor or otherwise, all in accordance with the terms of the Escrow Agreement.

ARTICLE 11.       INDEMNIFICATION

         11.1     INDEMNIFICATION BY VENDOR

         Subject to paragraphs 11.3, 11.4 and 11.5 below, if the transactions contemplated by this Agreement are consummated, the Vendor hereby agrees to indemnify and hold the Purchaser harmless against and in respect of any loss, damage, claim, action, suit, proceeding, deficiency or expense, including any and all out of pocket costs, including, without limitation, all its legal fees and disbursements on a solicitor and own client basis (collectively the "Losses"), arising from (i) any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Vendor contained in this Agreement or
(ii) the conduct of the Business by the Corporations and all Liabilities arising in respect thereof prior to and including the

Time of Closing, including any Liabilities: (A) arising in respect of matters disclosed in the Schedules other than Liabilities which are included in the Net Liquid Assets Statement; (B) arising in respect of the obligations of the Corporations associated with the Terminated Contracts; and (C) for costs or expenses to terminate any Assumed Contract after the Closing that are in excess (the "Excess Costs") of the costs and expenses set forth in Schedule 9.

         11.2     INDEMNIFICATION BY PURCHASER

         Subject to paragraphs 11.3, if the transactions contemplated by this Agreement are consummated, the Purchaser hereby agrees to indemnify and hold the Vendor harmless against and in respect of any Losses arising from (i) any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Purchaser contained in this Agreement or (ii) the conduct of the Business by the Corporations and all Liabilities arising in respect thereof or the Purchaser after the Time of Closing, including the Liabilities in connection with any Assumed Contract arising after Closing other than the Excess Costs referred to in Paragraph 11.1.

         11.3     DETAILS OF CLAIMS

         With respect to any claim provided for under paragraphs 11.1 and 11.2, no indemnity hereunder shall be sought unless written notice providing reasonable details of the reasons for which the indemnity is sought is provided to the Vendor or the Purchaser, as the case may be, and such notice is given by the Purchaser or the Vendor, as the case may be, before the expiration of the limitation dates provided in paragraphs 8.2 and 8.3 hereof; provided, further, with respect to all claims for indemnification as to third party claims, the party from whom indemnification is sought shall have the right to defend and resolve such claims at its own expense and the indemnified party will cooperate with the indemnifying party and will not unreasonably withhold its consent to settlement of any claims.

         11.4     THRESHOLD FOR LIABILITY OF VENDOR

         Notwithstanding anything contained in this Article 11, the Vendor shall be required to indemnify and hold harmless the Purchaser under this Article 11 only if the aggregate amount of such Losses suffered or incurred by the Purchaser for all such matters exceeds $50,000. In the event such $50,000 amount is exceeded, the Purchaser shall be entitled to indemnification with respect to all Losses incurred provided that, for greater certainty, this paragraph 11.4 shall not apply to any Assumed Liabilities used in the Purchase Price adjustment contemplated in paragraph 4.3 hereof;

         11.5     CAP ON VENDOR INDEMNIFICATION

         Notwithstanding anything contained in this Article 11 to the contrary, the Vendor shall not be required to indemnify and hold harmless the Purchaser under this Article 11 for any Losses in excess of the Purchase Price, as adjusted pursuant to Articles 4 and 5, for any and all Losses caused by breach of representations and warranties other than breaches of representations and warranties with respect to title to the Purchased Shares and Subsidiary Shares, tax matters, environmental matters and product liability which shall be unlimited.

ARTICLE 12        MISCELLANEOUS

         12.1     BROKERAGE, COMMISSIONS, ETC.

         It is understood and agreed that no broker, agent or other intermediary has acted for the Vendor or the Purchaser in connection with the transactions contemplated by this Agreement. The Vendor agrees to indemnify and save harmless the Corporations and the Purchaser from and against any claims whatsoever for any brokerage, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor. The Purchaser agrees to indemnify and save harmless the Vendor from and against any claims whatsoever for any brokerage, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser.

         12.2     FURTHER ASSURANCES

         Each of the parties hereto upon the request of the other party or parties hereto, whether before or after the Time of Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement.

         12.3     NOTICES

         Any notice, direction or other instrument required or permitted to be given to any party hereunder shall be in writing and shall be sufficiently given if delivered personally, or if sent by registered prepaid mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such party:

         (a)      in the case of a notice to the Vendor:

                           AquaSource Inc.
                           200 Corporate Centre Drive, Suite 300
                           Moon Township, PA 15108
                           Attention:  Frank Hoffman, Chief Executive Officer
                           --------------------------------------------------
                           Fax:  (412) 393-3636

         with a copy to:

                           Stoel Rives, LLP
                           600 University Street, Suite 3600
                           Seattle, Washington 98101-3197
                           Attention:  James F. Tune
                           -------------------------
                           Fax:  (206) 386-7500

         (b)      in the case of a notice to the Purchaser:

                           Sparkling Spring Water Group Limited
                           1060 June Creek Road
                           P.O. Box 1415
                           Edwards, CO 81632
                           Attention:  Dillon Schickli, Chief Financial Officer
                           ----------------------------------------------------
                           Fax:  (970) 926-4827

         with a copy to:

                           Stewart McKelvey Stirling Scales
                           Barristers and Solicitors
                           900 - 1959 Upper Water Street
                           Halifax, Nova Scotia B3J 2X2
                           Attention:  Mr. Lawrence J. Stordy
                           ----------------------------------
                           Fax:  (902) 420-1417

         Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the date of its transmission provided that if such day is not a Business Day or if it is received after the end of normal business hours on the day of its transmission then it shall be deemed to have been given and received at the opening of business in the office of the addressee on the first Business Day next following the transmission thereof.

         Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing.

         12.4     TIME OF THE ESSENCE

         Time shall be of the essence of this Agreement.

         12.5     EXPENSES

         All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. No professional fees or expenses in connection with this transaction shall be borne by the Corporations, unless otherwise agreed to in writing by the Purchaser.

         12.6     APPLICABLE LAW

         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of British Columbia and the laws of Canada applicable therein.

         12.7     ENTIRE AGREEMENT

         This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties hereto with respect thereto, except as stated herein and in the instruments and documents to be executed and delivered pursuant hereto. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

         12.8     EFFECT OF CLOSING

         Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Closing and all covenants contained in or entered into pursuant to this Agreement, including the indemnity covenants, shall remain in full force and effect notwithstanding Closing.

         12.9     COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

         12.10    ASSIGNMENT

         This Agreement may not be assigned by the Vendor without the prior written consent of the Purchaser but may be assigned by the Purchaser without the consent of the Vendor to an Affiliate of the Purchaser, provided that such Affiliate enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound. Notwithstanding the foregoing, the Purchaser will continue to be fully bound by the terms of this Agreement following such assignment.

         12.11    PARTIES IN INTEREST

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors, including any successor by reason of amalgamation of any party, administrators and permitted assigns.

         12.12    SEVERABILITY

         If any paragraph or part or parts of paragraphs in this Agreement are determined to be illegal or unenforceable, it or they shall be considered separate and severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto as if such paragraph or paragraphs or part or parts of the paragraphs had never been included.

ARTICLE 13.       NON-COMPETITION

         13.1 The Vendor agrees that it shall not from the date hereof for a period of 5 years directly or indirectly (whether through a company, partnership or as an employee or representative of any other person or otherwise) approach or solicit any customer of the Corporations or the Purchaser for the purpose of providing to that customer products or services similar to that offered by the Business or attempt to direct any customer or potential customer away from the Purchaser or the Corporations or establish, carry on, be engaged in or be concerned with or interested in or advise, lend money to, guaranty the debts or obligations of, or permit the Vendor's name to be used or employed by, any person or persons, firm, association, syndicate or corporation engaged in or concerned with or interested in, any similar business or a business offering the same or other similar services or products to those which the Corporations before the date hereof offered in operating the Business, as the case may be, or allow the Vendor's name to be used in connection with any such business, within any state or province in which any of the Corporations currently carry on Business.

         Notwithstanding the foregoing, it shall not be a breach of this Agreement if DQE Inc. or the Vendor, or either of them, is after the date hereof acquired (whether by sale of stock or assets) by another entity that engages in a business that competes with the Business so long as none of the current officers, directors or employees of DQE Inc., the Corporations or the Vendor is involved in such competing business.

         13.2 The Vendor shall not at any time hereafter communicate or divulge to any person any confidential information concerning the Business, whether for their own benefit or to the detriment or intended or probable detriment of the Purchaser.

         13.3 The Vendor acknowledges that there is a proprietary interest in the names "Pure Spring", "Polaris", "Ever Clear Water", "Cool Water", "Whistler Water" and all other business names which belong to the Corporations and that it shall not at any time operate any business using such names or a variation thereof or a name which might be confused or associated with such names at any time hereafter while the Corporations or its successors or assigns may continue to use such names.

         13.4 The Vendor agrees not to solicit, divert, employ or attempt to employ any of the employees of the Corporations for a period of 5 years from the date hereof.

         13.5 The Vendor acknowledges that:

         (a) the restrictions contained in this Agreement are reasonable in order to protect the legitimate business interests of the Purchaser; and

         (b) a breach by the Vendor of any of the provisions of this Agreement could result in damage to the Purchaser or the Corporations or both for which they may not be adequately compensated for such damages by monetary award. Accordingly, in the event of any such breach, in addition to all the remedies available to the Purchaser or the Corporations at law or in equity, the Purchaser or the Corporations may seek a restraining order, injunction, decree or other remedy to ensure compliance with this Agreement.

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED AND DELIVERED                   )
 in the presence of:                   )
                                       )
                                       )   AQUASOURCE, INC.
                                       )
                                       )
_______________________________        )   Per: ________________________________
                        Witness        )        Martin J. Stanek, Vice President
                                       )
                                       )
                                       )   SPARKLING SPRING WATER
                                       )   HOLDINGS LIMITED
                                       )
                                       )
_______________________________        )   Per: ________________________________
                        Witness        )        Dillon Schickli, Chief
                                       )        Financial Officer